UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34871	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 1, 2010, GTSI Corp. (“GTSI”) received notice from the U.S. Small Business Administration (“SBA”) that GTSI was temporarily suspended from federal government contracting and from directly or indirectly receiving the benefits of federal assistance programs. The notice of temporary suspension was issued by SBA in regards to its investigation of possible violations related to GTSI’s Department of Homeland Security FirstSource multiple award indefinite delivery/indefinite quantity contract, as a 100% small business set-aside. The temporary suspension applies to all federal agencies and GTSI divisions. GTSI may continue working on existing contracts, unless a particular agency directs otherwise.

Prior to learning of the temporary suspension notification on October 1, 2010, GTSI had not been contacted by SBA regarding this matter. Under federal procurement procedures, GTSI has 30 days in which to contest the scope of the temporary suspension, which can continue for an initial period of up to one year pending the completion of the investigation. GTSI intends to take prompt action to work with the SBA to address this situation to allow GTSI to continue serving its federal government customers. The results of SBA’s suspension and related investigation cannot be predicted with certainty and such results could include administrative, civil or criminal liabilities — including repayments, fines or penalties being imposed on GTSI — or GTSI’s debarment from future U. S. government contracting, any of which could have a material adverse effect on GTSI’s going concern status, financial condition and results of operations.

On October 1, 2010, GTSI issued a press release announcing that it received notice from the SBA with respect to the temporary suspension. On October 4, 2010, GTSI issued a press release to provide further information regarding this matter, including the particular federal contract at issue and GTSI’s intention to take all appropriate actions to work with the SBA to address this situation promptly. Copies of the press releases, dated October 1, 2010 and October 4, 2010, are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press release dated October 1, 2010

99.2 Press release dated October 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Scott Friedlander
Scott Friedlander
President & CEO

Date: October 6, 2010